Exhibit 10.9

EXECUTIVE
NON-STATUTORY STOCK OPTION AWARD
UNDER THE PROVISIONS OF THE
CYRUSONE 2012 LONG TERM INCENTIVE PLAN

Name of Employee:            [Employee Name]
Award Date:                _________________, 2015
Number of Options:              [Number of Shares]
Exercise Price:            $___________

Pursuant to the provisions of the CyrusOne 2012 Long Term Incentive Plan (as in effect from time to time, (the “Plan”)), the Board of Directors of CyrusOne Inc. hereby grants to the employee named above (“you” or the “Employee”) on the date noted above (the “Award Date”) options to purchase from CyrusOne Inc. (“CyrusOne”) the aggregate number of common shares noted above, par value $.01 per share, of CyrusOne (the “Shares”) at the exercise price noted above and on and subject to the terms of the Plan and your agreement to the terms, conditions and restrictions contained herein and subject to the vesting criteria as set forth in this Agreement(the “Options”). Capitalized terms used in this option award agreement (this “Agreement”) that are not defined in this Agreement have the meanings as used or defined in the Plan.

1.Securities Subject to this Agreement. The number of Shares to which the Options relate, the exercise price of the Options and the Options themselves will be subject to the adjustment provisions set forth in Section 18 of the Plan. These Options are intended to be non-statutory stock options.

2.Exercise. Upon the vesting of any Options as set forth in Section 3, 4, 5, 6 or 7 hereof, as applicable, such portion of the Options to the extent vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to CyrusOne of written notice of the number of Shares to be purchased. As soon as administratively practical after the receipt of the written notice and full payment applicable to the exercise of any of the Options, CyrusOne shall deliver to you (or such other person who is exercising the Option, as provided herein) a certificate or book-entry credit representing each acquired Share. CyrusOne hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of any of the Options such number of Shares as shall be required for issuance or delivery upon exercise thereof. You must pay for the Shares purchased pursuant to the exercise of the Options hereby granted using any one or more of the methods or any combination of the methods set forth in Section 19.2 of the Plan. The exercise price of the Options and any applicable taxes required to be withheld upon the exercise of any of the Options must be paid in full at the time of the exercise, pursuant to Section 12 hereof.

3.Vesting and Exercise.

(a)             Except as otherwise provided in any Employment Agreement (as defined in Section 14 hereof) or determined by the Committee in its sole discretion or provided in Section 4, 5, 6 or 7 hereof, the Options shall vest and become exercisable in three approximately equal installments on each of February 10, 2016, February 10, 2017, and February 10, 2018 (each, a “Vesting Date”) subject to your continued employment with the Company on each such Vesting Date.    Your right to exercise any part or all of the Options shall expire ten years from the Award Date, unless sooner terminated or canceled as provided in this Agreement.

(b)    For the avoidance of doubt, to the extent a number of Options vests and becomes exercisable pursuant to the terms of Section 4, 5, 6 or 7 of this Agreement, the number of Options that so vests shall include, but shall not be in addition to, any Options that previously vested and became exercisable pursuant to the terms of Section 3 of this Agreement.

4.Termination of Restrictions Upon Death. Except as otherwise provided in any Employment Agreement, in the event of your death while an Employee, then, effective as of the date of your death, the number of Options (rounded up to the nearest whole Share) that bears the same ratio to the number of Shares subject to the Options as the number of days from the Award Date through the date of your death bears to 1,096 shall vest (to the extent such Options have not earlier vested under the terms of this Agreement) and may be exercised in accordance with Section 2 hereof within one year after the date of your death (but not in any event later than the end of the day immediately preceding the tenth anniversary of the Award Date). Any Options that remain unvested after the acceleration of vesting described in the preceding sentence shall be forfeited to CyrusOne as of your date of death in accordance with the terms of Section 8 hereof. Upon the vesting of certain Options under the first sentence of this Section 4 and subsequent exercise, the executor, administrator or other personal representative of your estate, or the trustee of any trust becoming entitled thereto by reason of your death, may transfer the applicable Shares to any person or persons entitled thereto under your will or under your trust or other instrument (or, in the absence of any will, under the laws of descent and distribution) governing the distribution of your estate in the event of your death.

5.Termination of Restrictions Upon Disability. Except as otherwise provided in any Employment Agreement, if, pursuant to the applicable disability provision of any Employment Agreement, you become disabled and as a result thereof cease to be an Employee under and pursuant to such provision or, if no such provision exists or you are not party to an Employment Agreement, you become disabled to such extent that you are unable to perform the usual duties of your job for a period of 12 consecutive weeks or more and, as the result thereof, the Committee approves the termination of your employment within the 12-month period following the first day of such 12 consecutive week period, then, effective as of the date you cease to be an Employee as described in this Section 5, the number of Options (rounded up to the nearest whole Share) that bears the same ratio to the number of Shares subject to the Options as the number of days from the Award Date through the date you cease to be an Employee as described in this Section 5 bears to 1,096 shall vest (to the extent such Options have not earlier vested under the terms of this Agreement) and may be exercised in accordance with Section 2 hereof within one year after the date of the termination of your employment due to disability (but not in any event later than the end of the day immediately preceding the tenth anniversary of the Award Date). Any Options that remain unvested after the acceleration of vesting described in the preceding sentence shall be forfeited to CyrusOne as of the date you cease to be an Employee in accordance with the terms of Section 8 hereof.

6.    Termination of Restrictions Upon Termination of Employment Other than for Death, Disability or Cause. Except as otherwise provided in any Employment Agreement, if the Company terminates your employment other than by reason of your death or disability or other than for Cause, then, effective as of the date you cease to be an Employee as described in this Section 6, the number of Options (rounded up to the nearest whole Share) that bears the same ratio to the number of Shares subject to the Options as the number of days from the Award Date through the date you cease to be an Employee as described in this Section 6 bears to 1,096 shall vest (to the extent such Options have not vested earlier under the terms of this Agreement) and may be exercised in accordance with Section 2 hereof within one year after the date of the termination of your employment (but not in any event later than the end of the day immediately preceding the tenth anniversary of the Award Date). Any Options that remain unvested after the acceleration of vesting described in the preceding sentence shall be forfeited to CyrusOne as of the date you cease to be an Employee in accordance with the terms of Section 8 hereof. For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Agreement, or, if you do not have an Employment Agreement, shall mean the occurrence of any one of the following: (i) your material dereliction of your duties, your gross negligence or substantial failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in (A) misconduct that is materially injurious to the Company or (B) illegal conduct; (iii) your material breach of any written agreement by and between you and the Company; (iv) your violation of any material provision of the Company’s Code of Business Conduct and Ethics; or (v) your willful failure to cooperate in good faith with an investigation by any governmental authority.

7.     Termination of Restrictions Upon Termination of Employment After a Change in Control. If a Change in Control occurs, notwithstanding any provision of the Plan, the Options will not vest upon the Change in Control; provided, however, that subject to the terms of any Employment Agreement and notwithstanding any other provision of this Agreement to the contrary, in the event that within twelve months following a Change in Control your employment is terminated by the Company other than for Cause, then, effective as of the date of such termination, the Options shall vest (to the extent such Options have not vested earlier under the terms of this Agreement) and may be exercised in accordance with Section 2 hereof.

8.    Forfeiture. Except as otherwise determined by the Committee or provided in Sections 3, 4, 5, 6 and 7 hereof or any Employment Agreement, any Options that remain unvested on the date you cease to be an Employee shall be forfeited to CyrusOne as of such date and, upon such forfeiture, all of your rights in respect of such Options shall cease automatically and without further action by CyrusOne or you.

9.    Employment. For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ of the Company and considered to be employed under the policies and procedures (including the payroll and withholding procedures) of the Company. In this regard, the granting of this Agreement does not constitute a contract of employment and does not give you the legal right to be continued as an Employee.

10.    Matters Relating to Certificates. On or following the date of this Agreement, any Shares issued to you upon the exercise of the Options in accordance with and subject to this Agreement shall be evidenced in such manner as CyrusOne shall determine.

11.    Interpretation. You acknowledge that the Committee has the authority to construe and interpret the terms of the Plan and this Agreement if and when any questions of meaning arises under the Plan or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Options.

12.    Withholding. In the event that the award and receipt of the Options, the vesting or exercise of any Options, the payment of dividends after the exercise of any Options or any other event results in your realization of income or wages which for federal, state and/or local income or other employment tax purposes is, in the opinion of the Company, subject to withholding of tax by the Company, you shall pay to the Company an amount equal to the withholding tax amount that the Company determines applies with respect to such event or make arrangements satisfactory to the Company regarding the payment of such tax, which arrangements may include your agreement to surrender Shares issued or delivered upon the exercise of Options that have vested. Otherwise, the Company shall withhold from the Options Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes.

13.    Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed as follows:

TO CYRUSONE:        CyrusOne Inc.
Kimberly Sheehy
W. 1649 Frankford Road
Carrollton, TX 75007

TO THE EMPLOYEE:     Employee Name
                    Address

or to any other address as to which notice has been given in the manner herein provided.

14.    Effect of Employment Agreement. Notwithstanding any of the terms of the foregoing sections of this Agreement, if the provisions of a written employment agreement between you and the Company (any such agreement, an “Employment Agreement”) would require that any Options will vest or be exercisable on a date that occurs on or before the date the Options would have vested, become exercisable or been forfeited, in each case, under the terms of the foregoing sections of this Agreement, or would require that you be deemed to be employed by the Company until a date later than the actual date on which your employment terminates for purposes of determining the extent to which and the date on which the Options would vest, become exercisable or be forfeited, then such Employment Agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference), provided, however that notwithstanding any provision of this Agreement to the contrary, all Options shall automatically expire on the tenth anniversary of the Award Date. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Agreement or any Employment Agreement, on the other hand, the terms of the Plan shall govern. In the event of any conflict between the terms of this Agreement and the terms of any Employment Agreement, the terms of such Employment Agreement shall govern.

15.    Miscellaneous.

(a)    The Options are intended to be non-statutory stock options for purposes of the Plan. Unless otherwise provided by the Committee in its discretion, Options may not be sold, assigned alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 16 of the Plan. You shall not have any rights or privileges of a stockholder with respect to the Options subject to this Agreement, including the right to vote the Shares or to receive dividend with respect to the Shares, unless, until and only to the extent that certificates representing Shares are actually issued and delivered to you or your legal representative upon exercise of this award. On or after delivery of Shares, you shall have, with respect to Shares delivered, all of the rights of a stockholder of CyrusOne, including the right to vote the Shares and the right to receive dividends with respect to the Shares.

(b) This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Subject to the provisions of the Plan and any applicable Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Texas. If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect. In the event you fail to sign and return this Agreement to CyrusOne within one month of the Award Date, the Options and the number of Shares to which the Options relate shall be forfeited to CyrusOne and this Agreement shall become immediately void and of no further force or effect.

(c)    The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Agreement and the Shares shall be subject to the provisions of Sections 17 and 18 of the Plan).

(d)    All disputes, controversies and claims arising between you and CyrusOne concerning the subject matter of this Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement or the Plan. The location of the arbitration shall be Dallas, Texas or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 15(d) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 15(d) shall preclude you or CyrusOne from seeking temporary injunctive relief from any Federal or state court located within the State of Texas in connection with or as a supplement to an arbitration hereunder.

(e)    You hereby acknowledge that (i) the business of CyrusOne, CyrusOne LP, CyrusOne LLC and each of their respective subsidiaries (the “CyrusOne Group”) in which you will be principally engaged is investing in and operating data centers throughout the United States and internationally, (ii) in the course of your employment with any member or members of the CyrusOne Group, you shall be entrusted with or obtain access to information proprietary to members of the CyrusOne Group and have access to and the benefit of goodwill belonging to the CyrusOne Group, (iii) you must not use the proprietary information or goodwill for the benefit of any entity except for the CyrusOne Group, (iv) this Section 15(e) is essential to protect the legitimate business and goodwill of the CyrusOne Group, does not impose an undue hardship on your and will not prevent you from engaging in gainful employment and (v) the Board would not have granted you this award but for the covenants and agreements set forth in this Section 15(e). Therefore, ancillary to the otherwise enforceable agreements set forth in this Agreement, you hereby agree that at all times during the Term (as herein defined) and the Restricted Period (as herein defined), if applicable, you will not accept employment or engage or participate in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director, officer or otherwise) with or as a Competitor (as herein defined) of the CyrusOne Group without the prior written consent of CyrusOne, which would involve you:

(A)    providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which you had any involvement, and/or regarding which you had any proprietary information, during your employment with any member or members of the CyrusOne Group (including any products or services being researched or developed by the CyrusOne Group during your employment with any member or members of the CyrusOne Group); or

(B)    providing or performing services that are similar to any services that you provided to or performed for the CyrusOne Group.

“Competitor” means any business or entity that, at any time during the one year period following the termination of your employment, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by the CyrusOne Group, including, without limitation, any company or business that provides data colocation services to businesses or entities.

“Term” means the period commencing on the Award Date and terminating on the date of the cessation of your employment for any reason.

“Restricted Period” means the one year period following the termination of your employment by the Company for Cause or by you for any reason.

The restrictions set forth in this Section 15(e) will be limited to the geographic areas: (i) where you performed services for the CyrusOne Group, (ii) where you served CyrusOne Group customers or clients and/or (iii) otherwise impacted or influenced by your services to the CyrusOne Group. If any of the provisions in this Section 15(e) conflict with similar provisions in any other document or agreement related to your employment with any member or members of the CyrusOne Group, the provisions of this Agreement will be in addition to and operate independently of any similar provisions; provided, however, that if the restrictions set forth in the other document or agreement at issue are broader in scope (including if such restrictions are longer in duration) than those in this Agreement and are enforceable under applicable law, those restrictions will take precedence and the provisions of this Section 15(e) shall not impair, diminish, restrict or waive any such restrictive covenant or confidentiality obligation by you to the CyrusOne Group, if any.

(f)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout this Agreement are for convenience only and shall not be given legal significance. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

Please indicate your acceptance by signing at the place provided and returning this Agreement no later than _____________, 2015.

CYRUSONE INC.

Dated:       ___________, 2015        By:
Alex Shumate
Chairman

[Employee]:

Dated:                                                                            Accepted and Agreed

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